Exhibit 5.3

[LETTERHEAD OF HUSCH & EPPENBERGER, LLC]

December 27, 2006

CBL & Associates Properties, Inc.

2030 Hamilton Place Blvd.

Suite 500

Chattanooga, Tennessee 37421

Ladies and Gentlemen:

We have acted as counsel for CBL & Associates Properties, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 499,578 shares of the Company’s common stock, par value $.01 per share (the “Shares”), which may be sold from time to time by selling stockholder Mead Properties, Inc., as set forth in Prospectus Supplement No. 2 dated December 27, 2006 to be filed by the Company with the Securities and Exchange Commission (the “SEC”) on or about December 27, 2006 (the “Prospectus Supplement”) to the Prospectus dated January 18, 2006, as previously supplemented by the Prospectus Supplement dated June 14, 2006 (collectively, the “Prospectus”) under the Company’s Automatic Shelf Registration Statement on Form S-3 (File 333-131092) filed by the Company with the SEC on January 18, 2006 (the “Registration Statement”).

As counsel for the Company, we have examined such documents and certificates of officers of the Company as we have deemed necessary or appropriate to provide a basis for the opinion set forth below. In this examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon and subject to the foregoing, we are of the opinion that the Shares being registered for offer and sale from time to time by Mead Properties, Inc., as set forth in the above-referenced Prospectus Supplement filed pursuant to the Registration Statement, have been duly authorized and validly issued and are fully paid and non-assessable.

We hereby consent to the filing of this opinion, or copies thereof, as an exhibit to the Registration Statement and to the statement made regarding our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

We are members of the Bar of the State of Tennessee and do not purport to be experts in the laws of jurisdictions other than the State of Tennessee, the General Corporation Law of the State of Delaware (including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws) and the Federal securities laws of the United States of America. This opinion is furnished to you solely for your use in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent.

Very truly yours,

Husch & Eppenberger, LLC

/s/ Husch & Eppenberger, LLC